Exhibit (a)(1)(E)

Form of Reminder E-mail/Letter - Dates may change if expiration date of Offer is extended

          The Socket Mobile, Inc. Offer to Exchange Certain Outstanding Stock Options for New Stock Options (referred to as the "Offer" or "Offer to Exchange") is still currently open. Please note that the Offer to Exchange your Eligible Options will expire at 5:00 p.m., Pacific Time, on July 1, 2010, unless we extend the Offer.

           According to our records, we have not yet received an Election Form for your Eligible Options. Participation in the Offer is voluntary; however, if you would like to participate in the Offer, a properly signed and completed Election Form must be received via facsimile or by hand delivery by 5:00 p.m., Pacific Time, on July 1, 2010, by:

          David W. Dunlap
          Socket Mobile, Inc.
          39700 Eureka Drive
          Newark, CA 94560
          Fax: (510) 933-3104

           The submission of the required documents must be made by the deadline indicated above. We cannot accept late submissions, and we therefore urge you to respond early to avoid any last minute problems. Only documents that are complete, signed and actually received by our Chief Financial Officer, David W Dunlap, by the deadline will be accepted. Submitting documents by any other means, including interoffice or U.S. mail (or other post) and Federal Express (or similar delivery service) is not permitted. If you have questions, please direct them to David W. Dunlap, our Chief Financial Officer, at:

           Socket Mobile, Inc.
          39700 Eureka Drive
          Newark, CA 94560
          Tel: (510) 933-3104
          E-mail: dave@socketmobile.com

           This notice does not constitute the Offer to Exchange. The full terms of the Offer are described in (1) the Offer to Exchange; (2) the Election Form; (3) the Instructions Forming Part of the Terms and Conditions of the Offer; and (4) the Agreement to Terms of Election. Requests for additional copies of these documents may be directed to David W. Dunlap, at (510) 933-3035 or dave@socketmobile.com. You may also access these documents through the U.S. Securities and Exchange Commission's website at www.sec.gov.